Exhibit 99.1

Press Contact:
Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS THIRD QUARTER 2018 RESULTS

DALLAS – (GLOBE NEWSWIRE) – November 6, 2018 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior housing communities, today announced operating and financial results for the third quarter 2018.

“Against a difficult industry environment, Capital Senior Living continues to navigate headwinds and address issues head-on,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We achieved modest growth in occupancy on a sequential basis and average monthly rent, but are disappointed to report decreases in other key financial metrics. We are executing broad-based operational and financial initiatives to further position the Company for long-term success.”

Operating and Financial Summary (all amounts in this operating and financial summary exclude two communities that are undergoing lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below and reconciliation of Non-GAAP measures to the most directly comparable GAAP measure on the final page of this release.)

•

Revenue in the third quarter of 2018, including all communities, was $115.7 million, a $1.7 million, or 1.4%, decrease from the third quarter of 2017. The third quarter of 2018 includes $0.5 million of revenue from the Company’s two communities impacted by Hurricane Harvey in late August 2017. Revenue for these two communities was $1.3 million in the third quarter of 2017.

•

Revenue for consolidated and same communities, which exclude two communities undergoing lease-up or significant renovation and conversion and the Company’s two communities impacted by Hurricane Harvey, was $113.6 million in the third quarter of 2018, a decrease of 0.8% as compared to the third quarter of 2017.

•

Occupancy for consolidated and same communities was 85.6% in the third quarter of 2018, an increase of 10 basis points from the second quarter of 2018 and a decrease of 130 basis points from the third quarter of 2017.

•	Average monthly rent for consolidated and same communities was $3,628, an increase of $21 per occupied unit, or 0.6%, as compared to the third quarter of 2017.

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•	Income from operations, including all communities, was $1.7 million in the third quarter of 2018 compared to $4.5 million in the third quarter of 2017.

•	The Company’s Net Loss for the third quarter of 2018, including all communities, was $11.1 million.

•	Excluding items noted and reconciled on the final page of this release, the Company’s adjusted net loss was $6.6 million in the third quarter of 2018.

•

Adjusted EBITDAR was $36.1 million in the third quarter of 2018 compared to $37.9 million in the third quarter of 2017. Adjusted EBITDAR is a financial valuation measure, rather than a financial performance measure, used by management and others to evaluate the value of companies in the senior living industry.

•	Adjusted Cash From Facility Operations (“CFFO”) was $8.1 million in the third quarter of 2018 compared to $11.1 million in the third quarter of 2017.

“We continue to find ways to reduce costs via our newly-implemented procurement system and the nationalization of contracts,” said Carey P. Hendrickson, Chief Financial Officer of the Company. “In addition, the full installation of an integrated business information system will provide a higher level of data transparency and analysis throughout the organization. We expect the implementation to be complete by year end.”

Mr. Hendrickson continued, “We expect market conditions to remain challenging. Consistent with our normal business practices, we continue to seek ways to strengthen our financial foundation and optimize our asset portfolio. As part of this effort, we expect to close on a Master Credit Facility by late December to address our nearest-term fixed-debt maturities and raise cash proceeds of approximately $20 million. Concurrently, we are planning to divest a limited number of assets for which we expect to generate strong value. We recognize the challenges ahead, and are focused on building a stronger Capital Senior Living for the benefit of our shareholders and all stakeholders.”

Recent Investment Activity

•

The Company expects to close on a Master Credit Facility in the fourth quarter of 2018 or early in the first quarter of 2019 that will refinance the fixed-rate debt on 19 communities, including all of the Company’s 2021 maturities, which are the earliest maturities for the Company’s fixed-rate debt, and a majority of the Company’s 2022 and 2023 maturities. The refinance is expected to result in net proceeds of approximately $20 million. Closing of the Master Credit Facility is subject to customary conditions, including lender approval.

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•

In the fourth quarter of 2018, the Company anticipates closing on a supplemental loan which is expected to result in approximately $2.3 million of net cash proceeds. The supplemental loan will be on terms similar to other supplemental loans closed by the Company. Closing of the anticipated new supplemental loan is subject to customary conditions, including lender approval.

Financial Results - Third Quarter

For the third quarter of 2018, the Company reported revenue of $115.7 million, compared to revenue of $117.3 million in the third quarter of 2017. Revenue for consolidated communities excluding the two communities undergoing significant renovation and conversion, and the two Houston communities impacted by Hurricane Harvey, was $113.6 million, a decrease of 0.8% in the third quarter of 2018 as compared to the third quarter of 2017.

Operating expenses for the third quarter of 2018 were $76.2 million, an increase of $1.6 million, or 2.1%, from the third quarter of 2017. Operating expenses include a $1.3 million business interruption insurance credit related to the Company’s two Houston communities impacted by Hurricane Harvey to offset the lost revenues and continuing expenses, and to restore the communities’ net income for the third quarter of 2018 based on an approximate average of the communities’ net income in the seven months of 2017 prior to the hurricane.

General and administrative expenses for the third quarter of 2018 were $5.6 million. This compares to general and administrative expenses of $5.4 million in the third quarter of 2017. Excluding transaction and conversion costs in both periods, general and administrative expenses decreased $0.4 million in the third quarter of 2018 as compared to the third quarter of 2017. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 4.0% in the third quarter of 2018 compared to 4.3% in the third quarter of 2017.

Income from operations for the third quarter of 2018 was $1.7 million. The Company recorded a net loss on a GAAP basis of $11.1 million in the third quarter of 2018. Excluding items noted and reconciled on the final page of this release, the Company’s adjusted net loss was $6.6 million in the third quarter of 2018.

The Company’s Non-GAAP financial measures exclude two communities that are undergoing significant renovation and conversion (see “Non-GAAP Financial Measures” below). Three communities that were previously excluded from the Company’s Non- GAAP financial measures were added back to such measures beginning in the first quarter of 2018.

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Adjusted EBITDAR for the third quarter of 2018 was $36.1 million as compared to $37.9 million in the third quarter of 2017. Adjusted CFFO was $8.1 million in the third quarter of 2018, as compared to $11.1 million in the third quarter of 2017.

Operating Activities

Same-community results exclude two communities previously noted that are undergoing lease-up or significant renovation and conversion, and the two Houston communities impacted by Hurricane Harvey. Same-community results also exclude certain conversion costs.

Same-community revenue in the third quarter of 2018 decreased 0.8% versus the third quarter of 2017.

Same-community operating expenses increased 3.2% from the third quarter of the prior year, excluding conversion costs in both periods. On the same basis, labor costs, including benefits, increased 2.8%, utilities decreased 1.5%, and food costs decreased 5.0%, all as compared to the third quarter of 2017. Same-community net operating income decreased 7.6% in the third quarter of 2018 as compared to the third quarter of 2017.

Capital expenditures for the third quarter of 2018 were $7.2 million.

Balance Sheet

The Company ended the quarter with $22.7 million of cash and cash equivalents, including restricted cash. As of September 30, 2018, the Company financed its owned communities with mortgages totaling $950.3 million at interest rates averaging 4.8%. All of the Company’s debt is at fixed interest rates, except for two bridge loans totaling approximately $76.3 million at September 30, 2018, one of which matures in the first quarter of 2020 and the other in the fourth quarter of 2021. The earliest maturity date for the Company’s fixed-rate debt is in 2021.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital and to fund the Company’s capital expenditures.

Q3 2018 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s third quarter 2018 financial results. The call will be held on Tuesday, November 6, 2018, at 5:00 p.m. Eastern Time. The call-in number is 323-994-2093, confirmation code 9869850. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

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For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting November 6, 2018 at 8:00 p.m. Eastern Time, until November 15, 2018 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 9869850. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR is a financial valuation measure and Adjusted Net Income/(Loss) and Adjusted CFFO are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by our management, research analysts and investors to value companies in the senior living industry. Because Adjusted EBITDAR excludes interest expense and rent expense, it allows our management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted Net Income/(Loss) and Adjusted CFFO are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted Net Income/(Loss) and Adjusted CFFO provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review on the last page of this release the reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net income/(loss) to Adjusted Net Income/(Loss) and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and memory care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,500 residents.

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Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to generate sufficient cash flow to satisfy its debt and lease obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt and lease agreements; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 7

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share data)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$9,245	$17,646
Restricted cash	13,473	13,378
Accounts receivable, net	12,129	12,307
Property tax and insurance deposits	12,451	14,386
Prepaid expenses and other	4,647	6,332

Total current assets	51,945	64,049
Property and equipment, net	1,070,951	1,099,786
Other assets, net	16,817	18,836

Total assets	$1,139,713	$1,182,671

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,006	$7,801
Accrued expenses	37,678	40,751
Current portion of notes payable, net of deferred loan costs	18,016	19,728
Current portion of deferred income	14,342	13,840
Current portion of capital lease and financing obligations	3,347	3,106
Federal and state income taxes payable	299	383
Customer deposits	1,298	1,394

Total current liabilities	83,986	87,003
Deferred income	8,621	10,033
Capital lease and financing obligations, net of current portion	46,510	48,805
Deferred taxes	1,941	1,941
Other long-term liabilities	12,916	16,250
Notes payable, net of deferred loan costs and current portion	926,008	938,206
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 31,262 and 30,505 in 2018 and 2017, respectively	318	310
Additional paid-in capital	186,054	179,459
Retained deficit	(123,211)	(95,906)
Treasury stock, at cost – 494 shares in 2018 and 2017	(3,430)	(3,430)

Total shareholders’ equity	59,731	80,433

Total liabilities and shareholders’ equity	$1,139,713	$1,182,671

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Resident revenue	$115,650	$117,318	$344,920	$350,026
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	76,195	74,636	220,863	220,703
General and administrative expenses	5,589	5,361	17,323	17,678
Facility lease expense	14,077	13,943	42,515	42,498
Loss on facility lease termination	—	—	—	12,858
Stock-based compensation expense	2,095	1,962	6,603	5,833
Depreciation and amortization expense	15,998	16,903	46,891	50,862

Total expenses	113,954	112,805	334,195	350,432

Income (Loss) from operations	1,696	4,513	10,725	(406)
Other income (expense):
Interest income	42	19	117	51
Interest expense	(12,705)	(12,531)	(37,771)	(36,940)
Gain (Loss) on disposition of assets, net	7	(1)	10	(126)
Other income	—	1	2	6

Loss before provision for income taxes	(10,960)	(7,999)	(26,917)	(37,415)
Provision for income taxes	(129)	(133)	(388)	(394)

Net loss	$(11,089)	$(8,132)	$(27,305)	$(37,809)

Per share data:
Basic net loss per share	$(0.37)	$(0.28)	$(0.92)	$(1.28)

Diluted net loss per share	$(0.37)	$(0.28)	$(0.92)	$(1.28)

Weighted average shares outstanding — basic	29,877	29,512	29,779	29,427

Weighted average shares outstanding — diluted	29,877	29,512	29,779	29,427

Comprehensive loss	$(11,089)	$(8,132)	$(27,305)	$(37,809)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2018	2017
Operating Activities
Net loss	$(27,305)	$(37,809)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	46,891	50,862
Amortization of deferred financing charges	1,281	1,216
Amortization of deferred lease costs and lease intangibles	638	647
Amortization of lease incentives	(1,426)	(950)
Deferred income	(712)	(899)
Lease incentives	—	5,159
Loss on facility lease termination	—	12,858
(Gain) Loss on disposition of assets, net	(10)	126
Provision for bad debts	2,254	1,355
Stock-based compensation expense	6,603	5,833
Changes in operating assets and liabilities:
Accounts receivable	(2,076)	(3,834)
Property tax and insurance deposits	1,935	1,753
Prepaid expenses and other	1,685	2,387
Other assets	1,267	5,149
Accounts payable	1,205	(1,076)
Accrued expenses	(3,073)	(2,400)
Other liabilities	(1,908)	3,649
Federal and state income taxes receivable/payable	(84)	(108)
Deferred resident revenue	(198)	(1,520)
Customer deposits	(96)	(117)

Net cash provided by operating activities	26,871	42,281
Investing Activities
Capital expenditures	(17,954)	(30,165)
Cash paid for acquisitions	—	(85,000)
Proceeds from disposition of assets	22	16

Net cash used in investing activities	(17,932)	(115,149)
Financing Activities
Proceeds from notes payable	1,740	66,584
Repayments of notes payable	(16,844)	(15,414)
Cash payments for capital lease and financing obligations	(2,054)	(2,117)
Deferred financing charges paid	(87)	(950)

Net cash (used in) provided by financing activities	(17,245)	48,103

Decrease in cash and cash equivalents	(8,306)	(24,765)
Cash and cash equivalents and restricted cash at beginning of period	31,024	47,323

Cash and cash equivalents and restricted cash at end of period	$22,718	$22,558

Supplemental Disclosures
Cash paid during the period for:
Interest	$36,345	$35,108

Income taxes	$546	$534

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q3 18	Q3 17	Q3 18	Q3 17	Q3 18	Q3 17
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	83	83	10,767	10,767	8,224	8,119
Leased	46	46	5,756	5,756	4,413	4,414

Total	129	129	16,523	16,523	12,637	12,533
Independent living			6,879	6,879	5,007	5,158
Assisted living			9,644	9,644	7,630	7,375

Total			16,523	16,523	12,637	12,533

II. Percentage of Operating Portfolio
Consolidated communities
Owned	64.3%	64.3%	65.2%	65.2%	65.1%	64.8%
Leased	35.7%	35.7%	34.8%	34.8%	34.9%	35.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			41.6%	41.6%	39.6%	41.2%
Assisted living			58.4%	58.4%	60.4%	58.8%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes two communities being repositioned/leased up and two communities impacted by Hurricane Harvey)

Selected Operating Results

	Q3 18	Q3 17
I. Owned communities
Number of communities	79	79
Resident capacity	10,248	10,248
Unit capacity (1)	7,779	7,777
Financial occupancy (2)	87.0%	88.2%
Revenue (in millions)	71.6	72.2
Operating expenses (in millions) (3)	48.1	46.5
Operating margin (3)	33%	36%
Average monthly rent	3,525	3,510
II. Leased communities
Number of communities	46	46
Resident capacity	5,756	5,756
Unit capacity (1)	4,413	4,413
Financial occupancy (2)	83.2%	84.6%
Revenue (in millions)	42.0	42.4
Operating expenses (in millions) (3)	25.7	24.9
Operating margin (3)	39%	41%
Average monthly rent	3,817	3,786
III. Consolidated and Same communities (4)
Number of communities	125	125
Resident capacity	16,004	16,004
Unit capacity	12,192	12,190
Financial occupancy (2)	85.6%	86.9%
Revenue (in millions)	113.6	114.6
Operating expenses (in millions) (3)	73.8	71.4
Operating margin (3)	35%	38%
Average monthly rent	3,628	3,607
IV. General and Administrative expenses as a percent of Total Revenues under Management
Third quarter (5)	4.0%	4.3%
Year to Date (5)	4.4%	4.6%
V. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium financing)
Total fixed rate mortgage debt	873,992	883,607
Total variable rate mortgage debt	76,319	76,566
Weighted average interest rate	4.78%	4.66%

(1)

Due to conversion and refurbishment projects completed at certain communities, unit capacity is higher in Q3 18 than Q3 17 for same communities under management, which affects all groupings of communities.

(2)	Financial occupancy represents actual days occupied divided by total number of available days during the quarter.
(3)	Excludes management fees, provision for bad debts and transaction and conversion costs.
(4)

Since the Company has not completed any new acquisitions of communities, other than the four communities which were acquired during the first quarter of fiscal 2017 that were previously leased and already included in the Company’s consolidated operating results, consolidated and same communities are equivalent for the comparable periods and no longer require separate reporting by the Company.

(5)	Excludes transaction and conversion costs.

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NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDAR
Net loss	$(11,089)	$(8,132)	$(27,305)	$(37,809)
Depreciation and amortization expense	15,998	16,903	46,891	50,862
Stock-based compensation expense	2,095	1,962	6,603	5,833
Facility lease expense	14,077	13,943	42,515	42,498
Loss on facility lease termination	—	—	—	12,858
Provision for bad debts	800	380	2,254	1,355
Interest income	(42)	(19)	(117)	(51)
Interest expense	12,705	12,531	37,771	36,940
Loss (Gain) on disposition of assets, net	(7)	1	(10)	126
Other income	—	(1)	(2)	(6)
Provision for income taxes	129	133	388	394
Casualty losses	337	704	766	1,727
Transaction and conversion costs	1,047	439	1,885	1,992
Employee benefit reserve adjustments	—	—	690	—
Communities excluded due to repositioning/lease-up	71	(927)	95	(2,740)

Adjusted EBITDAR	$36,121	$37,917	$112,424	$113,979

Adjusted Revenues
Total revenues	$115,650	$117,318	$344,920	$350,026
Communities excluded due to repositioning/lease-up	(1,475)	(5,820)	(4,249)	(15,161)

Adjusted revenues	$114,175	$111,498	$340,671	$334,865

Adjusted net loss and Adjusted net loss per share
Net loss	$(11,089)	$(8,132)	$(27,305)	$(37,809)
Casualty losses	337	704	766	1,727
Transaction and conversion costs	1,078	517	1,959	2,554
Employee benefit reserve adjustments	—	—	690	—
Resident lease amortization	—	2,085	—	7,407
Loss on facility lease termination	—	—	—	12,859
Loss (Gain) on disposition of assets	(7)	1	(10)	126
Tax impact of Non-GAAP adjustments (25% in 2018 and 37% in 2017)	(352)	(1,224)	(679)	(9,129)
Deferred tax asset valuation allowance	2,737	3,086	6,256	14,020
Communities excluded due to repositioning/lease-up	702	750	1,996	1,787

Adjusted net loss	$(6,594)	$(2,213)	$(16,327)	$(6,458)

Diluted shares outstanding	29,877	29,512	29,779	29,427

Adjusted net loss per share	$(0.22)	$(0.07)	$(0.55)	$(0.22)

Adjusted CFFO
Net loss	$(11,089)	$(8,132)	$(27,305)	$(37,809)
Non-cash charges, net	18,584	20,628	55,519	76,207
Lease incentives	—	(1,504)	—	(5,159)
Recurring capital expenditures	(1,186)	(1,186)	(3,559)	(3,559)
Casualty losses	337	735	766	1,759
Transaction and conversion costs	1,078	517	1,959	2,329
Employee benefit reserve adjustments	—	—	690	—
Communities excluded due to repositioning/lease-up	421	29	1,129	(203)

Adjusted CFFO	$8,145	$11,087	$29,199	$33,565

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